Exhibit 99.1

SUBSCRIPTION AGREEMENT

Design Source, Inc.
c/o Nevada Corporate Headquarters
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser" ) is purchasing __________________________________________________ (__________) shares of Common Stock of DESIGN SOURCE, INC. (the "Company") at a price of $0.10 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Peter Reichard solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Reichard.

MAKE CHECK PAYABLE TO: DESIGN SOURCE, INC.

Executed this _____ day of ___________________, 200__.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.10	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

DESIGN SOURCE, INC.

By:

Title: